Exhibit 99.1

Press Release

Contact:

Dan Madden
VP Finance and Investor Relations
(408) 428-7929 dmadden@symmetricom.com

Symmetricom to Expand Outsourcing with Sanmina-SCI

Expected Savings of Approximately $6 Million per Year after Transition

SAN JOSE, Calif. — April 6, 2010 — Symmetricom, Inc. (NASDAQ: SYMM), a major supplier of precise time and frequency technologies, today announced that it has entered into an agreement to transfer product fabrication processes and related activities from Symmetricom’s Aguadilla, Puerto Rico facility to Sanmina-SCI facilities. The transfer is expected to be complete within one year.

Symmetricom’s Puerto Rico-based operations, which include assembly, testing, repair and logistics, will be transitioned to Sanmina-SCI manufacturing sites. Sanmina-SCI, a leading global Electronics Manufacturing Services (EMS) company, currently produces Symmetricom’s printed circuit board assemblies (PCBAs). Symmetricom expects to continue to manufacture highly specialized core atomic time technology and selected military products in its other facilities.

Costs related to the transition are expected to total approximately $15 million over the next year, including $13.5 million in cash. Symmetricom will begin incurring these costs immediately. The company plans to build approximately $4.0 million in buffer inventory to support the transition. Once the transition is completed, Symmetricom expects to save approximately $6.0 million per year and bring the benefit of a more flexible and efficient supply chain to its customers worldwide.

“Taking this action will enable us to focus on the cost-effective development of key products and technologies that generate, distribute, and apply precise time,” said Dave Cộté, president and CEO of Symmetricom. “We initiated our outsourcing strategy in 2008 by transferring manufacturing of PCBAs to Sanmina-SCI, and we expect this transition to further enhance our supply chain and competitive position.”

Under the agreement, Symmetricom will not transfer its physical facility or the manufacturing assets located in Puerto Rico to Sanmina-SCI. Symmetricom intends to shut down the Puerto Rico manufacturing facility at the end of the transfer period. Approximately 150 employees will be affected.

“We are very grateful to our employees in Puerto Rico for their dedication and the many contributions they have made to Symmetricom,” said Cộté.

About Symmetricom, Inc.

Symmetricom (NASDAQ: SYMM), a world leader in precise time solutions, sets the world’s standard for time. The company generates, distributes, and applies precise time for the communications, aerospace/defense, IT infrastructure, and metrology industries. Our customers, from communications service providers and network equipment manufacturers to governments and their suppliers worldwide, are able to build more reliable networks and systems by using our advanced timing technologies, atomic clocks, services and solutions. All of our products support today’s precise timing standards, including GPS-based timing, IEEE 1588 (PTP), Network Time Protocol (NTP), Synchronous Ethernet and DOCSIS timing. Symmetricom is based in San Jose, Calif., with offices worldwide. For more information, visit www.symmetricom.com.

Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. These forward-looking statements include statements concerning estimates of transition costs, expected effects of the transition (including expected annual cost reductions) and statements concerning Symmetricom’s future operations and profitability. The statements in this press release are made as of the date of this press release, even if subsequently made available by Symmetricom on its website or otherwise. Symmetricom’s actual results could differ materially from those projected or suggested in these forward-looking statements. Factors that could cause future actual results to differ materially from the results projected in or suggested by such forward-looking statements include: reduced rates of demand for telecommunication products, cable products or test and measurement products, our customers’ ability and need to upgrade existing equipment, our ability to maintain or reduce manufacturing and operating costs, timing of orders, cancellation or delay of customer orders, loss of customers, customer acceptance of new products, recessionary pressures, risks associated with consummating a divestiture, geopolitical risks such as terrorist acts and the risk factors listed from time to time in Symmetricom’s reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended June 28, 2009 and subsequent Form 10-Q’s and 8-K’s.

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